UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):	January 4, 2008
lululemon athletica inc.
(Exact Name of Issuer as Specified in Charter)

Delaware	001-33608	20-3842867
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
2285 Clark Drive
Vancouver, British Columbia
Canada, V5N 3G9
(Address of Principal Executive Offices) (Zip Code)
(604) 732-6124
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On January 4, 2008, lululemon athletica inc. (the “Company”) announced that Christine M. Day had been appointed to serve as the Company’s Executive Vice President, Retail Operations. Ms. Day, age 45, joins the Company from Starbucks Coffee International, a retailer of specialty coffee, where she served as President, Asia Pacific Group from July 2004 through February 2007. From July 2003 to October 2003, Ms. Day served as Co-President for Starbucks Coffee International. From 1987 to 2003, Ms. Day served in various capacities at Starbucks Coffee Company, including Senior Vice President, North American Finance & Administration; and Vice President of Sales and Operations for Business Alliances. Ms. Day is a member of the board of directors of Select Comfort Corporation, a provider of adjustable-firmness beds and other sleep-related accessory products, and Nu Skin Enterprises, Inc., a direct seller of personal skin care and nutritional products. Ms. Day received a B.A. in Administrative Management from Central Washington University and is a graduate of Harvard Business School’s Advanced Management Program. Ms. Day will join us on or about January 7, 2008.
     Under the terms of her offer letter (a copy of which is attached as Exhibit 10.1 to this Form 8-K), Ms. Day will receive an annual base salary of CDN$365,000. Ms. Day is also eligible to receive an annual performance bonus of at least 60% of her base salary for the applicable fiscal year, if specified corporate and individual performance goals are met for that year. Pursuant to the terms of her offer letter, the Company also intends to grant to Ms. Day options to purchase 125,000 shares of common stock in connection with her initial hire, options to purchase 41,667 shares of common stock on the first and second anniversary of her employment start date and options to purchase 41,666 shares of common stock on the third anniversary of her employment start date. All options will have a fair market value exercise price and will vest 25% per year for four years on each anniversary of the effective grant date of the option.
     Ms. Day will also be reimbursed for up to US$80,000 of reasonable relocation expense incurred by her, a temporary housing allowance up to CDN$1,500 per month for six months and CDN$4,500 of tax services for the 2008 tax filing year. Ms. Day is also entitled to participate in the employee benefit arrangements generally available to our employees.
     In addition, Ms. Day will be entitled to 12 months of base salary if her employment with the Company is terminated without cause within her first 12 months of employment and she will be entitled to severance based on British Columbia, Canada employment and labor standards if her employment is terminated without cause after 12 months of employment with the Company, provided, that Ms. Day executes an appropriate non-disparagement and non-compete agreement with the Company.
     There is no family relationship between Ms. Day and any of the executive officers or directors of the Company. In addition, Ms. Day is not a party to any transaction with the Company or its subsidiaries that would require disclosure under Item 404(a) of the Securities and Exchange Commission Regulation S-K.
     The Company’s press release dated January 4, 2008 announcing the appointment of Ms. Day as described above is filed herewith as Exhibit 99.1.
     In connection with the hiring of Ms. Day, the Company changed the title of its Chief Operating Officer, Michael Tattersfield, to Executive Vice President, Retail Logistics and Sourcing, in order to permit him to focus on supply chain and production issues as the Company continues to grow.
Item 9.01.   Financial Statements and Exhibits.
(d)   Exhibits.

10.1	Offer Letter with Christine Day dated December 24, 2007, as amended January 3, 2008
99.1	Press Release entitled “Christine Day Joins lululemon athletica as Executive Vice President of Retail Operations”, issued by the Company on January 4, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 4, 2008	By:	/s/ John E. Currie
John E. Currie
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Offer Letter with Christine Day dated December 24, 2007, as amended January 3, 2008
99.1	Press Release entitled “Christine Day Joins lululemon athletica as Executive Vice President of Retail Operations”, issued by the Company on January 4, 2008